Exhibit 10(b)

FPL GROUP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated
Effective January 1, 2005

FPL GROUP, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.01	Administrator	2
1.02	Affiliated Company	3
1.03	Alternate Payee	3
1.04	Base Compensation	3
1.05	Beneficiary	3
1.06	Board	3
1.07	Bonus Compensation	3
1.08	Change of Control	3
1.09	Change of Control Event	5
1.10	Class A Executive	5
1.11	Code	5
1.12	Committee	6
1.13	Company	6
1.14	Corporate Officer	6
1.15	Disability	6
1.16	Domestic Relations Order	6
1.17	Effective Date	6
1.18	Employee	6
1.19	Employer	7
1.20	ERISA	9
1.21	Grandfathered Benefit	7
1.22	Original Effective Date	7
1.23	Participant	7
1.24	Pension Plan	7
1.25	Plan	7
1.26	Prior Pension Plan	7
1.27	Retirement Plans	8
1.28	Retirement Savings Plan	8
1.29	Separation from Service	8
1.30	Service Recipient	8
1.31	Specified Employee	8
1.32	Supplement	8
1.33	Supplemental Matching Contribution	8
1.34	Supplemental Matching Contribution Account	8
1.35	Supplemental Pension Benefit	8
1.36	Vesting Years of Service	8
ARTICLE II ELIGIBILITY		8
2.01	Eligibility for Participation	9
2.02	Terminated Employees	9
2.03	Termination of Participation	9
ARTICLE III BENEFITS		9
3.01	Benefits	9
3.02	Vesting of Benefits	11
3.03	Transfer of Employment	12
3.04	Payment of Benefits	13
3.05	Taxes	14
3.06	Offset for Obligations to Employer	15
3.07	Distributions under Domestic Relations Orders	15
ARTICLE IV ADMINISTRATION		15
4.01	Administration	15
4.02	Liability of Committee; Indemnification	15
4.03	Determination of Benefits	16
4.04	Payment Due an Incompetent	17
4.05	Liability for Payment; Expenses	17
ARTICLE V AMENDMENT AND TERMINATION		17
5.01	Amendment	17
5.02	Termination or Merger of the Plan	18
5.03	Supplements	18
5.04	Withdrawal by Employer	19
ARTICLE VI MISCELLANEOUS		19
6.01	No Trust Created	19
6.02	Funding	19
6.03	Top Hat Plan	19
6.04	Effect on Benefits under Other Plans	19
6.05	Spendthrift Clause	20
6.06	Rights Against the Employer	20
6.07	No Contract of Employment	20
6.08	Indemnity Upon Change of Control	20
6.09	Successors	20
6.10	Severability	20
6.11	Governing Law	20
6.12	Construction	20
6.13	Compliance with Code Section 409A	21

Execution Page		22

FPL GROUP, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS FPL GROUP, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the "Plan") is adopted by the Compensation Committee of the Board of Directors ("Compensation Committee") and the Board of Directors of FPL Group, Inc. (the "Company" or "Group") on this 12th day of December, 2008, effective as of January 1, 2005 (the "Effective Date").

W I T N E S S E T H T H A T:

WHEREAS, on December 12, 1988 the Company adopted the FPL Group, Inc. Supplemental Executive Retirement Plan (the "Original Plan") effective as of January 1, 1986 (the "Original Effective Date") for the exclusive benefit of a select group of management and highly compensated employees to provide retirement benefits in addition to those benefits available under the qualified pension and 401(k) plans established and maintained by the Company; and

WHEREAS, the Benefit Restoration Plan of FPL Group, Inc. and Affiliates was merged into the Original Plan effective as of January 1, 1994 pursuant to the amendment and restatement of the Original Plan; and

WHEREAS, the Original Plan was restated effective April 1, 1997, when the Company changed the benefit formula under its qualified defined benefit pension plan from a unit credit formula to a cash balance formula (the "Prior Plan"); and

WHEREAS, the Prior Plan was frozen and no new benefits were earned after December 31, 2004, in order that the Prior Plan qualify as a grandfathered plan in compliance with Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code"); and

WHEREAS, the Company desires to preserve the material terms of the Prior Plan in effect on December 31, 2004 (the "Grandfathered Plan") in order that the Grandfathered Plan qualify as a grandfathered plan under Code Section 409A; and

WHEREAS, the Company desires to provide participants with supplemental executive retirement benefits on and after January 1, 2005 under the Plan, consistent inter alia, with the provisions of Code Section 409A but otherwise on substantially the same terms and conditions in effect on December 31, 2004; and

WHEREAS, the Company has been authorized by the Compensation Committee to amend and restate the Plan;

NOW, THEREFORE, the Grandfathered Plan is hereby frozen, no new benefits will be earned under the Grandfathered Plan after December 31, 2004, and the Company hereby amends and restates the Plan effective as of January 1, 2005 in its entirety on the following terms and conditions:

ARTICLE I
DEFINITIONS

The following terms when used herein shall have the meaning indicated, unless the context indicates otherwise:

1.01 "Administrator" shall mean an officer or officers of the Employer designated by the Company to administer the Plan or, until the Company otherwise designates such an officer or officers, the Executive Vice President, Human Resources (or other most senior Human Resources officer of the Company, however designated) of the Company.

1.02 "Affiliated Company" shall mean any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

1.03 "Alternate Payee" shall have the meaning set forth in Section 3.07.

1.04 "Base Compensation" shall mean Base Compensation (as defined in the Pension Plan) and Monthly Base Pay (as defined in the Prior Pension Plan) with respect to the Supplemental Pension Benefit described in Subsection 3.01(b), and Earnings (as defined in the Retirement Savings Plan) with respect to the Supplemental Matching Contributions described in Subsection 3.01(c)(1), plus, to the extent not otherwise included, (i) any salary deferred at any time under the FPL Group, Inc. Deferred Compensation Plan (or its successor), and (ii) any amounts contributed by the Employer pursuant to a salary reduction agreement which are not includible in the gross income of the Participant under Code Sections 125, 402(e)(3), or 402(h). The term "Base Compensation" shall not include: (a) amounts received as fringe benefits irrespective of the includibility of such amounts on the Participant's Form W-2 (other than salary reduction contributions described in clause (ii) above), (b) amounts received under the FPL Group, Inc. Long-Term Incentive Plan (or its successor), and (c) bonuses awarded under the Annual Incentive Plan or any other annual incentive plan maintained by the Employer (whether or not such bonuses were deferred under the FPL Group, Inc. Deferred Compensation Plan).

1.05 "Beneficiary" shall mean the Beneficiary designated under the applicable Retirement Plan with respect to which benefits hereunder are paid, except that the Participant may designate a Beneficiary hereunder by delivering to the Employer a written designation of Beneficiary specifically made with respect to this Plan.

1.06 "Board" shall mean the Board of Directors of the Company.

1.07 "Bonus Compensation" shall mean Base Compensation, plus any bonuses awarded under the Annual Incentive Plan, the Executive Annual Incentive Plan, or any other annual incentive plan maintained by the Employer (whether or not such bonuses were deferred under the FPL Group, Inc. Deferred Compensation Plan (or its successor)).

1.08 "Change of Control" shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of Group (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Group entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition by Group or any of its subsidiaries, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Group or any of its subsidiaries or (iii) any acquisition by any corporation with respect to which, following such acquisition, more than 75% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Group's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation to which Rule 14a-11 of Regulation 14A promulgated under the Exchange Act applies or other actual or threatened solicitation of proxies or consents; or

(c) Consummation of a Group reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(d) (i) Approval by the shareholders of Group of a complete liquidation or dissolution of Group or (ii) consummation of the sale or other disposition of all or substantially all of the assets of Group, other than to a corporation, with respect to which following such sale or other disposition, more than 75% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

The term "the sale or disposition by Group of all or substantially all of the assets of Group" shall mean a sale or other disposition transaction or series of related transactions involving assets of Group or of any direct or indirect subsidiary of Group (including the stock of any direct or indirect subsidiary of Group) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of Group (as hereinafter defined). The "fair market value of Group" shall be the aggregate market value of the then Outstanding Company Common Stock (on a fully diluted basis) plus the aggregate market value of Group's other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price of the shares of Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of Group shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board shall determine is appropriate.

1.09 "Change of Control Event" shall mean, with respect to a Participant, a Change of Control that also constitutes: (a) a change in ownership of the Participant's Service Recipient; (b) a change in effective control of the Participant's Service Recipient; or (c) a change in the ownership of a substantial portion of the assets of the Participant's Service Recipient. The existence of a Change of Control Event shall be determined by the Committee in accordance with Code Section 409A and the regulations thereunder.

1.10 "Class A Executive" shall mean an Employee who is designated for purposes of this Plan as such by the Committee.

1.11 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

1.12 "Committee" shall mean the Compensation Committee of the Board or any such other committee designated by the Board, which shall consist of at least three members of the Board each of whom are not employees of the Company or any of its subsidiaries.

1.13 "Company" shall mean FPL Group, Inc.

1.14 "Corporate Officer" shall have the meaning set forth in Section 5.01(a).

1.15 "Disability" shall mean the condition whereby a Participant is: (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer; or (c) any condition as a result of which a Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

1.16 "Domestic Relations Order" shall have the meaning set forth in Section 3.07.

1.17 "Effective Date" shall mean January 1, 2005.

1.18 "Employee" shall mean the President, Chairman, Chief Financial Officer, General Counsel, Treasurer, any Executive Vice President, any Senior Vice President, any Vice President of the Company, and any officer of Florida Power & Light Company or FPL Energy, LLC or any of their respective subsidiaries that is a Vice President or more senior.

In addition, the Vice President of Human Resources of the Company ("HR Officer") may select any other management or highly compensated employee of an Employer (other than executive officers) as an "Employee." Any such individual shall be added to Appendix A of the Plan. The HR Officer may in his discretion determine that a management or highly compensated employee previously selected by him as an Employee shall no longer be eligible to actively participate in the Plan until such time as such individual is again selected to participate by the HR Officer or otherwise becomes an "Employee" as a result of satisfying the eligibility condition described in the preceding paragraph. In this event, the Participant's Supplemental Pension Benefit (as described in Section 3.01(b)) shall be frozen (except for interest credits), and no additional Supplemental Matching Contributions (as described in Section 3.01(c)(1)) shall be credited to his Supplemental Matching Contribution Account (as described in Section 3.01(c)), however, such account shall continue to be credited with theoretical earnings (as described in Section 3.01(c)(2)) until such account is distributed.

1.19 "Employer" shall mean the Company and any Affiliated Company (except an Affiliated Company that is specifically designated by a Corporate Officer as not being eligible to participate in the Plan).

1.20 "ERISA" shall mean the Employer Retirement Income Security Act of 1974, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

1.21 "Grandfathered Benefit" shall mean: (a) with respect to any Participant, the balance credited to the Participant's Supplemental Matching Contribution Account at December 31, 2004 ; (b) with respect to any person who was a Participant immediately prior to April 1, 1997 and on April 1, 1997, such person's Supplemental Pension Benefit calculated under the first paragraph of Section 3.01(b) as if such person had terminated employment immediately on December 31, 2004 or on his actual date of termination, whichever is earlier; and (c) with respect to any person who was not a Participant immediately prior to and on April 1, 1997, such person's Supplemental Pension Benefit calculated under the second paragraph of Section 3.01(b) as if such person had terminated employment immediately on December 31, 2004 or on his actual date of termination, whichever is earlier. To the extent that a Participant's Grandfathered Benefit includes a supplemental unit credit accrued benefit, such benefit includes benefits rights and features applicable as of December 31, 2004 (plus subsequent interest credits on such balance based on the discount rate applicable under the Pension Plan as of December 31, 2004 (5.31%)). To the extent that a Participant's Grandfathered Benefit includes a supplemental cash balance account benefit, such benefit includes the cash balance account balance at December 31, 2004 plus subsequent interest credits on such balance based on the interest credit provisions applicable under the Pension Plan as of December 31, 2004 (4.0%) and also includes benefits, rights and features applicable as of December 31, 2004. The determination of a Participant's Grandfathered Benefit, if any, shall be made by the Committee in such manner as shall be necessary to conform to the requirements for grandfathered benefits under Section 409A of the Code and regulations thereunder.

1.22 "Original Effective Date" shall mean January 1, 1986, the effective date of the Plan as originally adopted.

1.23 "Participant" shall mean an Employee who satisfies the requirements for participation in the Plan in accordance with Section 2.01.

1.24 "Pension Plan" shall mean the FPL Group Employee Pension Plan, as it may be amended from time to time.

1.25 "Plan" shall mean the plan as set forth in this document, as it may be amended from time to time. This Plan shall be known as the FPL Group, Inc. Supplemental Executive Retirement Plan.

1.26 "Prior Pension Plan" shall mean the FPL Group Employee Pension Plan as in effect immediately prior to its amendment and restatement on April 1, 1997.

1.27 "Retirement Plans" shall mean the Pension Plan and the Retirement Savings Plan.

1.28 "Retirement Savings Plan" shall mean the FPL Group Employee Retirement Savings Plan, as it may be amended from time to time.

1.29 "Separation from Service" shall have the meaning set forth in Treasury Regulation 1.409A-1(h) for any reason other than a transfer between Employers.

1.30 "Service Recipient" shall mean with respect to a Participant on any date: (a) the corporation or non-corporate entity for which the Participant is performing services on such date; (b) all corporations or non-corporate entities that are liable to the Participant for the benefits due to him under the Plan; (c) a corporation or non-corporate entity that is a majority shareholder of a corporation or non-corporate entity described in (a) or (b) above; or (d) any corporation or non-corporate entity in a chain of corporations or non-corporate entities each of which is a majority shareholder of another corporation or non-corporate entity in the chain, ending in a corporation or non-corporate entity described in (a) or (b) above.

1.31 "Specified Employee" shall have the meaning described in Code Section 409A(9)(2)(B) and under the definition approved by the Committee.

1.32 "Supplement" shall have the meaning described in Section 5.03.

1.33 "Supplemental Matching Contribution" shall have the meaning set forth in Section 3.01(c)(1).

1.34 "Supplemental Matching Contribution Account" shall mean the account described in Section 3.01(c).

1.35 "Supplemental Pension Benefit" shall have the meaning set forth in Section 3.01(b).

1.36 "Vesting Years of Service" shall mean all periods beginning on the Employee's employment date with the Employer and ending on the date that the Employee terminates such employment with the Employer. Notwithstanding the foregoing, however, a Participant's years of service with a non-participating Affiliated Company shall be included for purposes of calculating the Participant's Vesting Years of Service.

ARTICLE II
ELIGIBILITY

2.01 Eligibility for Participation - An Employee shall become a Participant as follows:

(a) An individual listed on Appendix A shall remain a Participant hereunder (subject to the Company's decision to remove such individual as a Participant going forward); and

(b) Any other Employee who qualifies for a benefit under any of the Retirement Plans shall be a Participant in the Plan~~;~~, provided such Employee is among a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA and the Company designates that Employee for continued accrual of benefits under the Plan.

2.02 Terminated Employees - This Plan is applicable only to Participants who perform one or more hours of service for the Employer on or after January 1, 2005. The rights and benefits of any Participant whose active employment terminated by retirement or otherwise prior to January 1, 2005, and his Beneficiaries shall be determined under the Prior Plan as in effect prior to January 1, 2005, unless a subsequent amendment of the Plan by its express terms applies to Participants who have previously terminated employment with the Employer.

2.03 Termination of Participation - An Employee who has become a Participant shall remain a Participant until the entire amount of his vested benefits, if any, under the Plan is distributed to him (or his Beneficiary in the event of his death).

ARTICLE III
BENEFITS

3.01 Benefits -

(a) In General - The benefits under this Plan to which a Participant shall be entitled shall be: (i) the Supplemental Pension Benefit described in Section 3.01(b) and (ii) the Supplemental Matching Contribution described in Section 3.01(c).

(b) Supplemental Pension Benefit -

Employees Becoming Participants Before April 1, 1997. With respect to any Participant who was a Participant in the Plan on both the day immediately before April 1, 1997, and on April 1, 1997, the "Supplemental Pension Benefit" shall be the greater of: (i) the supplemental cash balance accrued benefit described in Section 3.01(b)(1), or (ii) the supplemental unit credit accrued benefit described in Section 3.01(b)(2).

Employees Becoming Participants On or After April 1, 1997. With respect to any Participant who becomes a Participant in the Plan on or after April 1, 1997, the "Supplemental Pension Benefit" shall be the supplemental cash balance accrued benefit described and determined as set forth in Section 3.01(b)(1).

Double Basic and Transition Pension Credits for Designated Officers Becoming Participants On or After April 1, 1997. Solely for purposes of calculating the supplemental cash balance accrued benefit described and determined under Section 3.01(b)(1)(A) hereof for officers who become Participants in the Plan and who are specifically designated by the Committee (as indicated in Appendix A attached hereto and made a part hereof), the benefit to which the Participant is entitled under the Pension Plan shall be determined, for all amounts accruing on or after January 1, 2006 or the date of designation (if later than January 1, 2006), shall be based upon, and as if, the Participant's Basic Credits (as defined in the Pension Plan) and, to the extent applicable, Transition Credits (as defined in the Pension Plan), were multiplied by two (2).

(1) The "supplemental cash balance accrued benefit" is the difference, if any, between (A) and (B) where:

(A) is the benefit to which the Participant would be entitled under the Pension Plan, expressed in the normal form of benefit, if such benefit was computed: (i) as if benefits under the Pension Plan were based upon the Participant's Base Compensation, (ii) without the annual compensation limitation imposed by Code Section 401(a)(17), and (iii) without the restrictions or the limitations imposed by Code Sections 415(b) or 415(e); and

(B) is the benefit payable to the Participant under the Pension Plan, expressed in the normal form of benefit.

(2) The "supplemental unit credit accrued benefit" is the difference, if any, between (A) and (B) where:

(A) is the benefit to which the Participant would be entitled under the Prior Pension Plan, expressed in the normal form of benefit, if such benefit was computed: (i) as if benefits under the Prior Pension Plan were based upon the Participant's Base Compensation, (ii) without the annual compensation limitation imposed by Code Section 401(a)(17), and (iii) without the restrictions or the limitations imposed by Code Sections 415(b) or 415(e); and

(B) is the benefit payable to the Participant under the Pension Plan, expressed in the normal form of benefit.

(c) Supplemental Matching Contribution - The "Supplemental Matching Contribution" shall be an amount credited annually to the Participant's Supplemental Matching Contribution Account that consists of: (i) Supplemental Matching Contributions described in Section 3.01(c)(1), and (ii) theoretical earnings described in Section 3.01(c)(2).

(1) "Supplemental Matching Contributions" shall for each year of participation in this Plan be the difference, if any, between (A) and (B) where:

(A) is the matching contribution to which the Participant would be entitled under the Retirement Savings Plan for such year of participation if such contribution were computed: (i) as if the matching contribution under the Retirement Savings Plan was based upon the Participant's Base Compensation, (ii) without the annual compensation limitation imposed by Code Section 401(a)(17), (iii) without the restrictions or the limitations imposed by Code Sections 415(c) or 415(e), and (iv) as if he made Pretax Contributions and After -Tax Contributions (within the meaning of the Retirement Savings Plan) at the highest percentage of Base Compensation that would receive matching contributions each pay period under the Retirement Savings Plan for such year of participation; and

(B) is the maximum level of matching contribution that can be allocated to the Participant under the Retirement Savings Plan for such year of participation, without regard to the actual matching contributions allocated to such participant.

(2) "Theoretical earnings" shall be the income, gains and losses which would have been credited on a Participant's account balance if such account were invested in the Company Stock Fund under the Retirement Savings Plan.

(d) Benefits for Class A Executives - In the case of a Participant who is a Class A Executive, Subsections 3.01(b) and 3.01(c) shall be applied by substituting the term, "Bonus Compensation" for the term, "Base Compensation".

(e) Prior Benefit - With respect to a Participant described in Section 3.01(b) who became a Participant in the Plan before April 1, 1997, in no event shall such Participant's benefits under this Section 3.01 be less than his benefits accrued as of March 31, 1997 under the Plan as in effect on that date.

3.02 Vesting of Benefits -

(a) In General - Except as otherwise provided in this Section 3.02, a Participant's right to the benefits accrued hereunder for such Participant shall vest in accordance with the following vesting schedule:

Vesting Years of Service	Vested Percentage
Less than 5	0%
5 or more	100%

(b) Accelerated Vesting Upon Death, Disability, or Change of Control - If the Participant's employment with the Employer is terminated as a result of death, Disability, or Change of Control (irrespective of whether such termination is initiated by the Participant or the Employer and without regard to the reason therefor), all benefits accrued hereunder for the Participant shall become fully vested and shall be paid in accordance with Subsection 3.04(c).

(c) Termination for Cause. Except as provided in Subsection 3.02(b), if the termination of a Participant's employment with the Employer is as a result of or caused by the Participant's theft or embezzlement from the Employer, the disclosure by the Participant of confidential information of the Employer, or the Participant's stealing trade secrets or intellectual property owned by the Employer, then the benefits of such Participant hereunder, to the extent not yet received, shall become null and void effective as of the date of the occurrence of the event which results in the Participant ceasing to be an employee of the Employer and any purported claim for benefits by or on behalf of said Participant following such date shall be of no effect.

(d) Forfeiture of Benefits. If an Employee terminates employment with the Employer, the benefits accrued hereunder which are not vested in accordance with this Section 3.02 shall be forfeited as of the date of such termination.

3.03 Transfer of Employment -

(a) Transfer to Nonparticipating Affiliated Company - The benefits of a Participant who transfers to an Affiliated Company that has been designated as ineligible to participate in the Plan shall be determined under Section 3.01 by taking into consideration only: (i) the Participant's Base Compensation or Bonus Compensation for services performed for the Employer, and (ii) the Participant's years of service with the Employer for purposes of determining accrual of benefits. Such Participant shall continue as a Participant until the occurrence of his death, Disability, Change of Control, or other termination of employment with the Employer.

(b) Transfer from Nonparticipating Affiliated Company - The benefits of a Participant who was previously employed by an Affiliated Company that did not participate in the Plan immediately before his employment with the Employer shall be determined under Section 3.01 as if the Participant's employment with the non-participating Affiliated Company was performed for the Employer, except that such Participant's Base Compensation and Bonus Compensation shall not include any bonuses paid by the Affiliated Company.

3.04 Payment of Benefits -

(a) Form of Payment - With respect to the Supplemental Matching Contribution, payment shall be made in a lump sum. With respect to the Supplemental Pension Benefit, within 30 days of the date an Employee is designated as a Participant in the Plan, such Participant shall make a written election, in the form approved by the Committee (or its delegatee), as to the form of payment from the following alternatives:

-	Lump sum
-	Single life annuity
-	50% joint and survivor annuity
-	100% joint and survivor annuity

If a Participant fails to make a timely election as provided herein, such Participant's benefit under the Plan shall be paid in a single lump sum payment. Any optional form of benefit payable under this Plan shall be the actuarial equivalent (within the meaning of the Pension Plan) of the benefit, expressed in the normal form of benefit, otherwise payable under this Plan. If there is no Pension Plan (or its successor), the actuarial factors to be used will be those actuarial factors as are selected by the actuarial firm that last serviced the Pension Plan prior to its termination or merger (or if it is not feasible to retain such actuarial firm, such nationally recognized firm of actuaries as the Committee may select), as being then appropriate had the Pension Plan remained in existence at its last level of benefits and with its last participant census.

(b) Time of Payment of Benefits Upon Separation from Service - Except as otherwise provided in Sections 3.04(c) and 3.04(d), the benefits to which a Participant or his Beneficiary are entitled under this Plan shall be paid (or, in the case of an annuity, shall begin to be paid) on or within sixty days following the later of (1) the earliest date on which the Participant experiences a Separation from Service or, (2) if the Participant is a Specified Employee on the date of his Separation from Service, the first day of the seventh month following the Participant's Separation from Service.

(c) Time of Payment of Benefits Upon Death or Disability - If the Participant's employment with the Employer is terminated as a result of death or Disability, all benefits accrued hereunder for the Participant shall be paid to the Participant or his Beneficiary, as the case may be, in the form designated under Section 3.04(a) not later than sixty days after his death or Disability.

(d) No Company Stock Distributable - In no event shall a Participant or Beneficiary receive the benefits to which he is entitled under this Plan in the form of Company Stock (as defined in the Retirement Savings Plan).

(e) Spousal Rights - Except as described in Section 3.07, nothing contained in this Plan is intended to give or shall give any spouse or former spouse of a Participant or any other person any right to benefits under the Plan by virtue of Code Sections 401(a)(11) or 417 or ERISA Section 205 (relating to qualified preretirement survivor annuities and qualified joint and survivor annuities) or Code Section 401(a)(13)(B) or 414(p) or ERISA Section 206(d)(3) (relating to qualified domestic orders).

(f) Payment Schedule. Notwithstanding anything to the contrary in the Plan, to the extent required to comply with Code Section 409A(a)(2)(B), (i) if the Participant's termination of employment does not constitute a Separation from Service, any taxable payment or benefit which becomes due under this Plan as a result of such termination of employment shall be deferred to the later of (1) the earliest date on which the Participant experiences a Separation from Service or, (2) if the Participant is a Specified Employee on the date of his Separation from Service, the first day of the seventh month following the Participant's Separation from Service. Any amounts deferred under this Section (f) shall bear interest from the date originally scheduled to be paid through and including the date of actual payment at the lesser of: (x) the prime rate and (y) 120% of the applicable federal long-term rate (as prescribed under Code Section 1274(d)) per annum, compounded quarterly.

(g) Distribution to Comply with Federal Conflict of Interest Requirements. To the extent necessary to effect compliance with a certificate of divestiture (within the meaning of Code Section 1043(b)(2)), the Administrator may permit the early distribution of all or a portion of a Participant's benefits under this Plan.

(h) Notwithstanding anything in this Plan to the contrary, Grandfathered Benefits shall be paid at the time and in the manner determined under the Plan as in effect on December 31, 2004, disregarding any provisions of such Plan that confer on the Committee or the Participant discretion to determine the time or manner of payment in a manner not permitted by Code Section 409A and the regulations thereunder applicable to Grandfathered Benefits.

3.05 Taxes - Notwithstanding the foregoing, benefits payable hereunder shall be subject to all applicable federal, state and local taxes which are required to be paid or withheld by the Employer. To the extent any amount accrued or credited hereunder is treated as "wages" for FICA or FUTA tax purposes, as determined by the Employer, the Employer shall require that the Participant either (i) timely pay such taxes in cash by separate check to his Employer, or (ii) make other arrangements satisfactory to such Employer (e.g., additional withholding from other wage payments) for the payment of such taxes. To the extent a Participant fails to pay or provide for such taxes as required, the Committee may suspend the Participant's participation in the Plan or reduce benefits accrued hereunder.

3.06 Offset for Obligations to Employer - Subject to Section 3.05, if, at such time as a Participant or his Beneficiary becomes entitled to benefit payments hereunder, the Participant has any debt, obligation, or other liability representing an amount owing to the Employer or its affiliates, the Employer may offset the amount owing it or its affiliates against the amount of benefits otherwise distributable hereunder notwithstanding any provision of this Plan to the contrary.

3.07 Distributions under Domestic Relations Orders - Nothing contained in this Plan prevents the Employer, in accordance with the direction of EBPAC (as defined in the Pension Plan) (or its delegatee), from complying with the provisions of a judgment, decree, or order (including approval of a property settlement agreement ) resulting from a divorce, legal separation, annulment or change in legal custody that assigns to a spouse, former spouse, child or other dependent of a Participant (an "Alternate Payee") the right to receive all or a portion of the vested benefits of a Participant under the Plan in a form of payment permitted under the terms of the Plan (a "Domestic Relations Order"). The Employer shall make any payments required under this Section 3.07 by separate checks to each Alternate Payee, unless otherwise explicitly provided in the Domestic Relations Order.

Distribution to an Alternate Payee under a Domestic Relations Order is permitted at any time, irrespective of whether the Participant is currently entitled to a distribution of his vested benefits under the Plan. A distribution to an Alternate Payee prior to the time the Participant is entitled to a distribution of his vested benefits under the Plan is available only if the Domestic Relations Order explicitly requires distribution at that time. Notwithstanding the foregoing, nothing in this Section 3.07 provides a Participant the right to receive a distribution of his vested benefits at a time not otherwise permitted under the terms of the Plan, nor does it permit the Alternate Payee to receive a form of payment not otherwise permitted under the Plan.

Within a reasonable period of time after receiving the Domestic Relations Order, EBPAC will determine whether such order complies with the terms of the Plan and will notify the Participant and each Alternate Payee of its determination. If any portion of the Participant's vested benefit is payable during the period EBPAC (or its delegatee) is making such determination, EBPAC shall make a separate accounting of the amounts payable.

ARTICLE IV
ADMINISTRATION

4.01 Administration - The Committee (or its delegatee) shall administer and interpret this Plan in a manner consistent with Code Section 409A and in accordance with the provisions of the Plan and in its sole and absolute discretion. Any determination or decision by the Committee (or its delegatee) shall be conclusive and binding on all persons who at any time have, have had, or claim to have any interest whatsoever under this Plan.

4.02 Liability of Committee or EBPAC; Indemnification - To the full extent permitted by law, no member of the Committee (or its delegatee) or EBPAC (or its delegatee) shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own gross negligence or willful misconduct. The Employer shall indemnify the members of the Committee (or its delegatee) and EBPAC (or its delegatee) against any and all claims, losses, damages, expenses, including any counsel fees and costs, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct. Each affected member of the Committee shall promptly notify the Employer of any claim, action or proceeding for which he may seek indemnification. The indemnification of Committee members provided for in this Section shall survive the resignation or removal of the Committee member and the termination of the Plan.

4.03 Determination of Benefits -

(a)         Claim - A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with EBPAC (or its delegatee), setting forth his claim.  The request must be addressed to EBPAC (or its delegatee) at its then principal place of business.

(b)          Claim Decision - Upon receipt of a claim, EBPAC (or its delegatee) shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period.  EBPAC (or its delegatee) may, however, extend the reply period for an additional 90 days for reasonable cause.

If the claim is denied in whole or in part, EBPAC (or its delegatee) shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth (i) the specific reason or reasons for such denial, (ii) the specific references to pertinent provisions of the Plan on which such denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary, (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and (v) the time limits for requesting a review as described in Subsection 4.03(c) and for review as described in Subsection 4.03(d).

(c)           Request for Review - Within 60 days after the receipt by the Claimant of the written opinion described in Subsection 4.03(b), the Claimant may request in writing that the Committee  (or its delegatee) review the initial determination.  Such request must be addressed to the Committee (or its delegatee), at its then principal place of business.  The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee (or its delegatee).  If the Claimant does not request a review of EBPAC's (or its delegatee's) determination within such 60 day period, he shall be barred and estopped from challenging EBPAC's (or its delegatee's) determination.

(d)          Review of Decision - Within 60 days after the Committee's (or its delegatee's) receipt of a request for review, the Committee (or its delegatee) will review the initial determination.  After considering all materials presented by the Claimant, the Committee (or its delegatee) will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based.  If special circumstances require that the 60 day time period be extended, the Committee (or its delegatee) will so notify the Claimant and the Committee (or its delegatee) will render the decision as soon as possible, but no later than 120 days after receipt of the request for review

4.04 Payment Due an Incompetent - If EBPAC (or its delegatee) receives evidence that the Participant or Beneficiary entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment, EBPAC (or its delegatee) may, in its sole discretion, direct the payment to any other person or trust which has been legally appointed by the courts. Such payment shall completely discharge the Employer from all liability with respect to such benefit.

4.05 Liability for Payment; Expenses - Each Employer shall be liable for the payment of benefits which are payable hereunder to its Employees. The expenses of administering the Plan shall be paid by the Employers, as directed by the Company.

ARTICLE V
AMENDMENT AND TERMINATION

5.01 Amendment -

(a) In General Subject to Code Section 409A, and except to the extent otherwise reserved to the Committee, the Chief Executive Officer, the President, or the Executive Vice President, Human Resources of the Company (the "Corporate Officers") shall have the right to amend this Plan at any time and from time to time, including a retroactive amendment. The Committee expressly reserves the right to amend the definitions of: Base Compensation, Board, Bonus Compensation, Change of Control, Class A Executive, Committee, Employee, Employer, and Participant. The Committee also expressly reserves the right to amend Sections 2.01, 3.01, 3.02, 3.04(c), 3.06, 5.01, 5.02, 5.03, and 6.02 hereof and shall have the right to amend any such section or sections at any time or from time to time, including a retroactive amendment. Any such amendment shall become effective upon the date stated therein, and shall be binding on the Participant and his Beneficiary, except as otherwise provided in such amendment or this Section 5.01.

(b) Amendment Affecting Accrued Benefit - No amendment to the Plan (including a change in the actuarial basis for determining optional or early retirement benefits) shall be effective to the extent that it has the effect of decreasing a Participant's benefits accrued under the Plan as of the date of such amendment, and no amendment may suspend the crediting of theoretical earnings (described in Subsection 3.01(c)(2)) on the balance of a Participant's Supplemental Matching Contribution Account (as described in Subsection 3.01(c)), until the entire balance of such account has been distributed, in either case, without the prior written consent of the affected Participant. Notwithstanding the foregoing, an amendment required to effect compliance with Section 409A of the Code (including an amendment that retroactively amends the time or payment schedule applicable to a payment) may decrease a Participant's accrued benefit, but such amendment shall be effected in a manner that does not retroactively decrease the actuarial present value of the Participant's accrued benefit.

(c) Amendment of Vesting Schedule - If the vesting provisions of the Plan are amended in any way that directly or indirectly affects the computation of a Participant's vested benefits accrued under the Plan, each Participant may elect to have his vested benefits accrued under the Plan computed without regard to such amendment, except that no such election shall be required for any Participant whose vested percentage under the Plan, as amended, cannot at any time be less than such Participant's vested percentage determined without regard to such amendment.

5.02 Termination or Merger of the Plan - The Company has established this Plan with the bona fide intention and expectation that from year-to-year it will deem it advisable to continue it in effect. However, the Committee, in its sole discretion, reserves the right to terminate the Plan in its entirety at any time. In the event this Plan is terminated, the rights of all affected Participants to benefits accrued under the Plan as of the date of such termination shall be immediately vested, subject to Subsection 3.02(c). No such termination may adversely affect any Participant's accrued benefits as of the date of such termination and no such termination may suspend the crediting of theoretical earning (as described in Subsection 3.01(c)(2)) on the balance of a Participant's Supplemental Matching Contribution Account (as described in Subsection 3.01(c)), until the entire balance of such account has been distributed.

In the event of a merger or consolidation of this Plan with any other plan, each Participant's benefits under the Plan immediately after such merger or consolidation shall be equal to or greater than the accrued benefits the Participant would have received had the Plan terminated immediately before the merger or consolidation.

5.03 Supplements - In adopting the Plan or at any time thereafter, an Employer may adopt a Supplement which modifies or adds to the Plan. Any Supplement shall be effective only if approved by a Corporate Officer, and the Committee if, and to the extent~~,~~ that, such Supplement affects an executive officer's benefits or modifies a provision of a section enumerated in Section 5.01(a) which is amendable only by the Committee. Upon its effective date, such Supplement shall be deemed incorporated by reference into the Plan as adopted by such Employer and shall be attached hereto at Appendix B. In the event of any discrepancy between a Supplement and the provisions of the Plan, the provisions of the Supplement shall govern.

5.04 Withdrawal by Employer - Any Employer (other than the Company) may elect to withdraw from the Plan and such withdrawal shall constitute a termination of the Plan as to it. Upon such withdrawal, such terminating Employer shall continue to be an Employer for the purposes hereof as to Participants or Beneficiaries to whom it owes obligations hereunder, and such termination shall be subject to the limitations and other conditions described in Section 5.02.

ARTICLE VI
MISCELLANEOUS

6.01 No Trust Created - Nothing contained in this Plan, and no action taken pursuant to its provisions by the Employer shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Employer and the Participants or their Beneficiaries.

6.02 Funding - The Employer is not required to and shall not fund (within the meaning of the Federal tax laws) this Plan. The benefits payable under this Plan to Participants or their Beneficiaries may be paid from the general assets of the Employer or from such other assets earmarked, deposited, contributed to a trust, or otherwise set aside to fund benefits under this Plan. It is intended that an Employer's obligation under this Plan be an unfunded and unsecured promise to pay money in the future. Any funds earmarked, deposited, contributed to a trust, or otherwise set aside by the Employer to assist it in satisfying its obligations under this Plan shall be subject to the claims of general creditors of the Employer. The Participants' (or their Beneficiaries') rights to benefits under this Plan which are payable by the Employer shall be no greater than the right of any unsecured general creditor of the Employer, and the Participants (and their Beneficiaries) shall not have any security interest in any assets (including, but not limited to, assets earmarked, deposited, contributed to a trust, or otherwise set aside to fund benefits provided under the Plan) of the Employer.

6.03 Top Hat Plan - It is the Employer's intention that this Plan be construed as an unfunded, nonqualified deferred compensation plan maintained for a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA. With respect to amounts received under the Plan after December 31, 1995, the Plan shall be treated as two separate plans, one maintained solely for the purpose of providing retirement benefits for Employees in excess of the limitations imposed by Sections 401(a)(17), 401(m), or 415 of the Code or any other limitation on contributions or benefits in the Code on plans to which any of the sections described in 4 U.S.C. Section 114(b)(1)(I)(ii) apply (i.e., the source tax plan), and the other providing any other benefits provided by the Plan (i.e., the non-source tax plan).

6.04 Effect on Benefits under other Plans - Any benefits payable under this Plan shall not be considered salary or other compensation to the Participant for purposes of computing benefits to which he may be entitled under any other employee benefit plan established or maintained by the Employer, except to the extent provided in such other employee benefit plan.

6.05 Spendthrift Clause - Except as provided in Sections 3.05, 3.06 or 3.07, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary nor subject to the debts, contracts, liabilities, engagements, or torts of a Participant or Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void, except as provided by Sections 3.05, 3.06 or 3.07.

6.06 Rights Against the Employer - The establishment of this Plan shall not be construed as giving to a Participant, Beneficiary, employee or any person whomsoever, any legal, equitable or other rights against an Employer, or their officers, directors, agents or shareholders, or as giving to the Participant, Beneficiary, employee or any person whomsoever any equity or other interest in the assets, business or shares of the Company or its Affiliated Companies' stock.

6.07 No Contract of Employment - Nothing contained in this Plan shall be construed to be a contract of employment or as conferring upon a Participant the right to continue to be employed by the Employer in his present capacity or in any capacity. The Participant shall be subject to discharge to the same extent he would have been if this Plan had never been adopted.

6.08 Indemnity Upon Change of Control - If upon a Change of Control it becomes necessary for a Participant (or his Beneficiary) to institute a claim, by litigation or otherwise, to enforce his rights under this Plan, the Company (and its successors and assigns) shall indemnify such Participant (or his Beneficiary) from and against all costs and expenses, including legal fees, incurred by him in instituting and maintaining such claim. Such indemnity payments shall be made no later than the last day of the calendar year following the calendar year in which such costs and expenses are incurred by the Participant or Beneficiary, as applicable.

6.09 Successors - This Plan shall be binding upon the Company and its successors and assigns, and Participants, their Beneficiaries, successors, heirs, executors, administrators and beneficiaries.

6.10 Severability - In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

6.11 Governing Law - The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Florida, unless superseded by federal law.

6.12 Construction - The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.

6.13 Compliance with Code Section 409A - Notwithstanding anything else to the contrary contained herein, this Plan is intended to comply with the requirements of Code Section 409A and shall be construed and administered in such a manner as shall be necessary to effect compliance with Code Section 409A.